Exhibit 99.2 ADAM SAMPLE 1234 S. ILLINOIS ST. APT 123 LYNN MA 01901 000001 Important Notice Regarding the Availability of Information Statement Materials THIS NOTICE WILL ENABLE YOU TO ACCESS MATERIALS FOR INFORMATIONAL PURPOSES ONLY YOU ARE NOT REQUIRED TO RESPOND OR TAKE ANY OTHER ACTION You are receiving this communication because you hold securities in Danaher Corporation ("Danaher"). Danaher has released informational materials regarding the spin-off of Veralto Corporation ("Veralto") and its consolidated subsidiaries from Danaher that are now available for your review. This notice provides instructions on how to access these materials for informational purposes only. To effect the spin-off, Danaher will distribute on a pro rata basis to its stockholders 80.1% of the issued and outstanding shares of Veralto common stock held by it. Immediately following the distribution, which will be effective as of the date and time referenced in the Information Statement that Veralto has prepared in connection with the spin-off, Veralto will be a separate, publicly traded company. Danaher is not soliciting proxy or consent authority in connection with the spin-off. The materials consist of the Information Statement, plus any supplements, that Veralto has prepared in connection with the spin-off. Follow the instructions below to view the materials or request a copy. This communication presents only an overview of the more complete materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the materials. The materials are available at: See below for instructions on how to access materials. To access the Information Statement online INTERNET: www.envisionreports.com/VLTO Request and receive a paper or e-mail copy If you want to receive a paper or e-mail copy of these materials, you must request one. To facilitate timely delivery, please make your request for a paper copy at least three (3) business days prior to the distribution date referenced in the Information Statement. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: TELEPHONE: (800) 373-6374 E-MAIL: web.queries@computershare.com If requesting materials by e-mail, please include your name and address in the body of the email with ‘CR - Information Statement’ in the subject line. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Access the Information Statement SCAN this QR code with your smartphone camera or visit www.envisionreports.com/CR MM MM MM MM M